Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
EchoStar Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 (333-148416) of EchoStar Corporation (the “Company”), formerly EchoStar Holding Corporation, (the Company) of (i) our report dated February 26, 2008, with respect to the combined balance sheets of EchoStar Corporation (formerly EchoStar Holding Corporation) as of December 31, 2007 and 2006, and the related combined statements of operations and comprehensive income (loss), statements of net investment in EchoStar Corporation and cash flows for each of the years in the three-year period ended December 31, 2007, and (ii) our report dated February 26, 2008 with respect to the Statement of Net Assets to be contributed by DISH Network Corporation (formerly EchoStar Communications Corporation) as of December 31, 2007 which reports appear in the December 31, 2007 annual report on Form 10-K of EchoStar Corporation (formerly EchoStar Holding Corporation).

Our report on the Company refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

Denver, Colorado
February 26, 2008